                                                                    Exhibit 99.1

Contact:  Shelly Rubin
          Chief Financial Officer
          LNR Property Corporation
          (305) 695-5440

                        LNR PROPERTY CORPORATION REPORTS
                          RECORD FIRST QUARTER EARNINGS

                                   HIGHLIGHTS

       o  Earnings per share up 31% to $1.06 - a new first quarter high
       o  Sold $235 million of 5.5% 20-year convertible notes
       o  Repurchased 4.1 million shares below book value
       o  First quarter new investments and pipeline over $500 million
       o  $1.4 billion of current liquidity available
       o  Positive rating agency actions

MIAMI, March 25, 2003 - LNR Property Corporation (NYSE: LNR) one of the nation's leading real estate investment, finance and management companies, today reported record net earnings for its first quarter ended February 28, 2003 of $34.8 million, or $1.06 per share diluted, compared to net earnings of $28.3 million, or $0.81 per share diluted, for the same quarter in 2002.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, "Our strong results this quarter reflect the value our management team has been able to create, even during these weak and uncertain economic times. We continue to take advantage of the liquid market for our valuable assets, realizing sizable gains on sales and recycling the proceeds back into the Company. In addition, several new multi-year financings helped us to further strengthen our balance sheet and liquidity."

Mr. Krasnoff added, "Our investment strategy remains extremely cautious. We focus only on investments where we have a competitive advantage, where our due diligence team can clearly measure downside risk, and where we can utilize our hands-on expertise to manage those risks on an asset-by-asset basis. Accordingly, in addition to the over $500 million of new investments that met our stringent acquisition criteria so far this year, we have bought back over $135 million of our own stock. In doing so, we have been able to take advantage of a unique opportunity to buy assets that we already know very well, at a discount to both book and fair market value."

Mr. Krasnoff continued, "With our strong asset base and financial position, new investments, including our stock buyback, and planned sales for the rest of the year, our earnings per share goals for 2003 remain in the range of $3.70 - $3.90."

                              RESULTS OF OPERATIONS
            (In thousands, except per share amounts and percentages)


                                                           Three Months Ended
                                                               February 28,
                                                      --------------------------
                                                         2003           2002
                                                      ----------     ----------
Total revenues and other income(1)                    $  122,530        102,314
Segment operating earnings(1) (2):
       Real estate properties                         $   37,064         11,832
       Real estate loans                              $   11,489          9,846
       Real estate securities                         $   35,648         49,194
       Corporate and other                            $   (5,914)        (5,892)
                                                      ----------     ----------
Total operating earnings(1) (2)                       $   78,287         64,980
Interest expense(1)                                   $   24,344         23,054
Income taxes(1)                                       $   19,150         13,626
                                                      ----------     ----------
Net earnings                                          $   34,793         28,300
                                                      ==========     ==========

Net earnings from continuing operations               $   30,286         28,291
Net earnings from discontinued operations             $    4,507              9
                                                      ----------     ----------
Net earnings                                          $   34,793         28,300
                                                      ==========     ==========

Weighted average shares outstanding:
     Basic                                                32,018         33,685
     Diluted                                              32,961         35,086
Net earnings per share:
     Basic                                            $     1.09           0.84
     Diluted                                          $     1.06           0.81

Recurring income (1) (3)                              $   80,020         85,885
EBITDA (1) (4)                                        $   86,153         72,324

2003 change from prior year:
      Total revenues and other income(1)                      20%
      Recurring income (1) (3)                                (7%)
      EBITDA (1) (4)                                          19%
      Net earnings per share - (basic)                        30%
      Net earnings per share - (diluted)                      31%

----------------------------
(1) Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See "Supplemental Disclosures" table.

(2) Operating earnings is defined as total revenues less total costs and expenses before interest expense and income taxes.

(3) Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company's pro rata share of net rents, interest income and fees from unconsolidated partnerships. See "Supplemental Disclosures" table.

(4) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. See "Supplemental Disclosures" table.

                            FIRST QUARTER PERFORMANCE

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," (FAS No. 144) effective December 1, 2002. This statement did not have any impact on the Company's net earnings, but has changed certain classifications on both the Company's statement of earnings and its balance sheet. The Company is now required to classify as discontinued operations, the operating results (including gains) related to any rental real estate property asset sold or held for sale after November 30, 2002. However, as a real estate operating company, regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company's management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, particularly during this transition period, financial information on a pre-FAS No. 144 basis should be provided as well. Accordingly, the following discussion and analysis of the Company's first quarter performance is presented on a pre-FAS No. 144 basis, which essentially combines the results from both continuing operations and operations classified as discontinued because of the application of FAS No. 144. Condensed financial statements under FAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the pre-FAS No. 144 amounts that appear in the discussion and analysis can be found in the "Supplemental Disclosures" table.

Total revenues and other income increased 20% this quarter due to higher equity in earnings from unconsolidated partnerships, increased rental income, and higher gains on sales of assets. The increase in equity in earnings of unconsolidated partnerships was primarily due to a gain a real estate property partnership realized on the sale of a portion of its interest in a portfolio of land. The increase in rental income reflects properties in the development or repositioning portfolio which have been completed and where tenants have taken occupancy and begun paying rent. Asset sales fluctuate from quarter to quarter and come from a variety of sources including wholly-owned real estate properties and securities, real estate assets owned by unconsolidated partnerships and the syndication of tax credits.

While total revenues and other income and bottom line profits increased, recurring income was $80.0(1) million for the quarter ended February 28, 2003, compared to $85.9(1) million for the same period in 2002. The decrease primarily reflects reduced recurring income from the Madison Square joint venture ("Madison") due to recognition of less interest income and reduced yields on loan and CMBS assets, offset somewhat by increased net rents (rental income less cost of rental operations).

--------------------------------------
(1) See "Supplemental Disclosures" table.

Real Estate Properties

Operating earnings from real estate property activities were $37.1 million for the quarter ended February 28, 2003, compared to $11.8 million for the same period in 2002. This increase was primarily due to an increase in equity in earnings of unconsolidated partnerships, higher net rents and higher gains on sales of real estate property assets.

Equity in earnings of unconsolidated partnerships increased by $17.2 million for the quarter ended February 28, 2003, compared to the same period in 2002. This increase was primarily due to higher earnings from one partnership which is involved in the development of approximately 585 acres of commercial and residential land in Carlsbad, California. The partnership sold 75% of its interest in the land during the quarter for a gain.

Net rents increased by 21% or $2.7 million for the quarter ended February 28, 2003, compared to the same period in 2002. Net rents grew as properties that were previously under development or being repositioned were completed and tenants took occupancy and started paying rent. Excluding net rents related to assets that have been sold from both periods, net rents actually increased 52%(1) for the 2003 period over 2002. At the end of the quarter, approximately 46% of the Company's remaining property portfolio is still undergoing development or repositioning, compared to 49% at February 28, 2002.

Gains on sales of real estate property assets were $14.7 million for the quarter ended February 28, 2003, compared to $7.7 million for the same period in 2002. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales.

LNR's domestic real estate portfolio, including properties held in unconsolidated partnerships, at quarter-end included approximately 6.8 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management. This compares with approximately 6.8 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,200 hotel rooms, and 13,500 apartments (11,100 in affordable housing communities), either completed, under development or under management twelve months earlier. At February 28, 2003, LNR's wholly-owned operating property portfolio, excluding $317.4 million of assets undergoing development or repositioning and $69.1 million relating to the affordable housing business, was yielding approximately 13% on net book cost.

Real Estate Loans

LNR's real estate loan business primarily includes the Company's lending activities in unique high-yielding situations, as well as its discount loan portfolio investments and related loan workout operations. Operating earnings from real estate loans were $11.5

--------------------------------------
(1) See "Supplemental Disclosures" table.

million for the quarter ended February 28, 2003, compared to $9.8 million for the same period in 2002. This increase results primarily from higher interest income.

Interest income from real estate loans increased 21% to $11.7 million for the quarter ended February 28, 2003, from $9.7 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, as well as income in the first quarter of 2003 realized from the payoff of several loan investments owned at a discount, partially offset by the impact of lower interest rates on floating-rate loans. Most of the Company's floating-rate interest is earned on investments in structured junior participations in short-to-medium term real estate loans ("B-notes").

During the first quarter, the Company funded three additional B-note investments for $21.7 million, and received $55.8 million for the payoff in full of four B-note investments. Subsequent to the end of the first quarter, the Company closed three additional B-note investments for $44.8 million and committed to fund three additional B-note investments for $59.5 million. Assuming these loans are funded, the total investments under the Company's B-note program will be approximately $448.8 million, a 72% increase over February 28, 2002.

Real Estate Securities

Operating earnings from real estate securities were $35.6 million for the quarter ended February 28, 2003, compared to $49.2 million for the same period in 2002. Operating earnings for the first quarter of 2003 were lower primarily due to a decrease in equity in earnings of unconsolidated partnership investments, lower interest income and lower gains on sales of CMBS.

Interest income from direct CMBS investments decreased to $32.6 million from $35.3 million for the same period in 2002. This decrease was primarily due to the early collection of cash discounts on more seasoned transactions in the prior year and lower overall yields in the current year, offset in part by net purchases of CMBS investments.

The Company's annualized cash yield on its fixed-rate CMBS portfolio is approximately 14%. The cash yield on the unrated portion of this portfolio is approximately 29%.

Equity in earnings of unconsolidated partnerships decreased $7.6 million for the quarter ended February 28, 2003, compared to the same period in 2002. The decline in earnings was primarily due to reduced income from Madison due to lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture. At the end of the first quarter, the Company's 25.8% investment in Madison, which owned $1.5 billion face amount of CMBS at February 28, 2003, was $96.2 million. The company received $3.9 million in cash distributions and fees from Madison during the first quarter of 2003 and since its inception, has received $145.0 million in cash distributions and fees on an original investment of $90.1 million.

During the quarter ended February 28, 2002, the Company sold three CMBS securities at or above par for a gain of $1.6 million. No CMBS securities were sold during the quarter ended February 28, 2003.

During the quarter ended February 28, 2003, the Company acquired $239.4 million face amount of non-investment grade fixed-rate CMBS for $121.0 million. Subsequent to the end of the quarter, the Company purchased or has committed to purchase securities in seven additional CMBS transactions, one of which it already had an investment in. In these transactions, the Company has acquired or expects to acquire approximately $162.8 million face amount of non-investment grade fixed-rate CMBS for approximately $92.5 million and $52.7 million face amount of non-investment grade floating-rate CMBS for approximately $45.2 million.

Assuming these transactions close as anticipated, the total face amount of the Company's direct non-investment grade CMBS investments will be approximately $2.5 billion with an amortized cost of approximately $1.1 billion. The rated portion of this portfolio will be approximately $1.2 billion of face value with an amortized cost of approximately $792 million. The unrated portion of this portfolio will be approximately $1.3 billion of face value with an amortized cost of approximately $357 million.

With these new transactions, the Company will have an investment in or be the special servicer for 112 CMBS pools with an aggregate original face amount of approximately $93 billion, compared to 94 pools with an aggregate original face amount of approximately $76 billion at February 28, 2002.

                         FINANCING AND CAPITAL STRUCTURE

During the quarter, the Company entered into multi-year financing lines with three financial institutions for a total of $275 million, and subsequent to quarter end, it received a financing commitment to increase an existing bank line by an additional $17 million. These facilities will be used to finance future loan and CMBS investments and expire through February 2006.

Subsequent to quarter end, the Company sold $235 million principal amount of 5.5% convertible senior subordinated notes (the "Notes") due 2023. The Notes can be converted into LNR common stock at a conversion price per share of $45.28 under certain circumstances, including when the market price of the common stock is more than 120% of the conversion price.

The Company will have the right to redeem the Notes for cash beginning in 2008. If the Company calls the Notes for redemption, holders will be able to convert them even if they would not normally be convertible at that time. Holders will have the right to require LNR to repurchase the Notes in 2010 and 2017. If holders require LNR to repurchase the Notes, the Company will be able to pay the repurchase price in cash or with shares of its stock.

Proceeds from the sale were used to purchase Company stock and to pay down outstanding debt from facilities under which the Company can re-borrow. The transaction is immediately accretive to EPS as the shares to be issued upon conversion of the Notes have no impact on diluted EPS unless the stock price exceeds 120% of the conversion price ($54.34 per share), or the debt is called for redemption.

Shelly Rubin, Chief Financial Officer of LNR, stated, "We enhanced the Company's liquidity with a low cost long-term instrument that further improves our asset-liability matching and further diversifies our capital structure and financing sources."

At February 28, 2003, after considering the issuance of the Notes and the $17 million financing commitment discussed above, the Company had $1.4 billion of available liquidity, which included approximately $1.3 billion of cash and availability under credit facilities, and approximately $50.1 million under committed project level term financings.

At February 28, 2003, after considering the issuance of the Notes, only 5% of the Company's debt is scheduled to mature over the next twelve months, most of which is expected to be extended, refinanced or paid off as related assets are sold in the coming months.

In order to minimize the effects of interest rate risk, the Company has continued its efforts to maintain a highly match-funded balance sheet. At February 28, 2003, after considering the issuance of the Notes, 48% of its debt was fixed-rate, 17% was floating-rate but had been swapped to fixed-rate and 26% was match-funded against floating-rate assets. After considering the floating-rate debt that had been swapped or match-funded and the issuance of the Notes, only approximately 9% of the Company's total debt remained floating-rate, and a 100 basis point change in LIBOR would impact net earnings by only $0.2 million, or $0.01 per share diluted.

Interest expense increased by 6% for the quarter compared to the same period in the prior year, reflecting higher average debt balances offset by lower interest rates. The weighted average interest rate on outstanding debt was 5.9% at February 28, 2003 after considering the issuance of the Notes, compared to 6.4% at February 28, 2002.

The Company continues to believe that the assets on its balance sheet are conservatively stated. At February 28, 2003, based on internal estimates, asset fair values exceeded their amortized book cost by approximately $558 million. This includes approximately $343 million of excess value that is not reflected on the balance sheet and relates primarily to the property segment. The remainder represents approximately $215 million of fair value in excess of amortized cost related to the available-for-sale CMBS portfolio that is reflected on the balance sheet. However, most of this excess value has not yet been reflected in earnings. At the end of the quarter, the Company was operating at a 1.37:1(1) net debt to book equity ratio, without giving any credit to the unrecognized values, and at a 1.15:1(1) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair value of all of the Company's assets.

During the quarter, Standard & Poor's, which rates the Company's senior unsecured credit at BB and its senior subordinated debt at B+, revised the Company's outlook to

--------------------------------------
(1) 1.60:1 and 1.32:1, respectively, pro forma for the issuance of the Notes. See "Supplemental Disclosures" table.

positive from stable. Additionally, Fitch Ratings assigned the Company a senior unsecured credit rating of BB+ and affirmed its senior subordinated debt rating of BB-.

During the quarter, the Company purchased approximately 1.2 million shares of its common stock at an average price of $33.58 per share. Subsequent to the end of the quarter, the Company purchased an additional 2.9 million shares at an average price of $33.00 per share, including both shares sold short by purchasers of the Notes and shares purchased in the open market. This brings the total purchases to-date under the Company's stock buy-back program to 9.1 million shares. There are approximately 0.4 million shares remaining that the Company is authorized to buy back under its current Board authorization. The 9.1 million shares repurchased to-date represent approximately 25% of the Company's total stock outstanding when the buy-back program began.

--------------------------------------------------------------------------------

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "will," "may" and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company's Form 10-K for the year ended November 30, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company's business.

--------------------------------------------------------------------------------

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company's first quarter results will be held at 11:00 AM EST on Wednesday, March 26, 2003. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz376685565gf12.html. A replay of
   -------------------------------------------------------------
the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 114486. The replay may also be accessed over the Internet by visiting the Company's website at http://www.lnrproperty.com/.
---------------------------
                                       8

                    LNR Property Corporation and Subsidiaries
                  Consolidated Condensed Statements of Earnings
                    (In thousands, except per share amounts)

                                                                        Three Months Ended
                                                                           February 28,
                                                                    ----------------------------
                                                                       2003             2002
                                                                    ------------    ------------
Revenues and other income
  Rental income                                                       $  31,098          24,447
  Equity in earnings of unconsolidated partnerships                      20,863          11,977
  Interest income                                                        44,444          45,061
  Gains on sales of:
    Real estate                                                           7,529           7,701
    Investment securities                                                     -           1,608
  Management and servicing fees                                           9,476          10,722
  Other, net                                                              1,335              92
                                                                    ------------    ------------
     Total revenues and other income                                    114,745         101,608
                                                                    ------------    ------------

Costs and expenses
  Cost of rental operations                                              15,839          12,091
  General and administrative                                             21,507          18,553
  Depreciation                                                            6,310           5,903
  Minority interests                                                        236             531
                                                                    ------------    ------------
     Total costs and expenses                                            43,892          37,078
                                                                    ------------    ------------

Operating earnings                                                       70,853          64,530
  Interest expense                                                       23,897          22,618
                                                                    ------------    ------------
Earnings before income taxes                                             46,956          41,912

Income taxes                                                             16,670          13,621
                                                                    ------------    ------------
Earnings from continuing operations                                      30,286          28,291
                                                                    ------------    ------------
Discontinued operations
    Earnings (loss) from operating properties sold or
     held for disposal, net of tax                                          (94)              9
    Gains on sales of operating properties, net of tax                    4,601               -
                                                                    ------------    ------------
     Earnings from discontinued operations                                4,507               9
                                                                    ------------    ------------
Net earnings                                                          $  34,793          28,300
                                                                    ============    ============

                    LNR Property Corporation and Subsidiaries
            Consolidated Condensed Statements of Earnings - Continued
                    (In thousands, except per share amounts)

                                                                  Three Months Ended
                                                                     February 28,
                                                               ---------------------------
                                                                  2003            2002
                                                               -----------    ------------
Weighted average shares outstanding:
     Basic                                                         32,018          33,685
     Diluted                                                       32,961          35,086

Net earnings per share from continuing operations:
     Basic                                                       $   0.95            0.84
     Diluted                                                     $   0.92            0.81

Net earnings per share from discontinued operations:
     Basic                                                       $   0.14               -
     Diluted                                                     $   0.14               -

Net earnings per share:
     Basic                                                       $   1.09            0.84
     Diluted                                                     $   1.06            0.81


                    LNR Property Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheets
                    (In thousands, except per share amounts)

                                                                  February 28,       November 30,
                                                                      2003               2002
                                                                  --------------    -------------
ASSETS

  Cash and cash equivalents                                       $     10,426            5,711
  Restricted cash                                                        4,606            2,524
  Investment securities                                              1,226,436        1,127,313
  Mortgage loans, net                                                  395,076          430,255
  Operating properties and equipment, net                              748,769          747,178
  Land held for investment                                              56,379           56,980
  Investments in unconsolidated partnerships                           362,409          360,981
  Assets held for disposal (1)                                               -           21,700
  Other assets                                                          85,285           82,232
                                                                  --------------    -------------
     Total assets                                                 $  2,889,386        2,834,874
                                                                  ==============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Accounts payable and other liabilities                          $    236,786          220,527
  Liabilities related to assets held for disposal (1)                        -           20,740
  Mortgage notes and other debts payable                             1,538,512        1,465,729
                                                                  --------------    -------------
     Total liabilities                                               1,775,298        1,706,996

Minority interests                                                       1,878            1,722

Stockholders' equity                                                 1,112,210        1,126,156
                                                                  --------------   --------------
Total liabilities and stockholders' equity                        $  2,889,386        2,834,874
                                                                  --------------   --------------

Shares outstanding                                                      31,551           32,973

Stockholders' equity per share                                    $      35.25            34.15

(1) See "Supplemental Disclosures" table for details of assets held for disposal and liabilities related to assets held for disposal.

                    LNR Property Corporation and Subsidiaries
                            Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for disposal include the following:

  (In thousands)                                                    February 28,    November 30,
                                                                        2003            2002
                                                                  --------------   --------------
  Operating properties and equipment, net                         $          -           18,449
  Other assets                                                               -            3,251
                                                                  --------------   --------------
         Total                                                    $          -           21,700
                                                                  --------------   --------------

Liabilities related to assets held for disposal include the following:

 (In thousands)                                                     February 28,    November 30,
                                                                       2003             2002
                                                                  --------------    -------------
  Accounts payable and other liabilities                          $          -            1,005
  Mortgage notes and other debt payable                                      -           19,735
                                                                  --------------    -------------
         Total                                                    $          -           20,740
                                                                  --------------    -------------


RECURRING INCOME(1)

                                                         Three Months Ended
                                                             February 28,
                                                      -----------------------
   (In thousands)                                        2003          2002
                                                      ----------     --------
  Consolidated components:
      Rental income                                     $31,098       24,447
      Cost of rental operations                         (15,839)     (12,091)
      Interest income                                    44,444       45,061
      Management and servicing fees                       9,476       10,722
  Pro rata share of earnings of
      unconsolidated partnerships                        10,448       17,160
                                                      ----------     --------
  Recurring income from continuing
      operations                                         79,627       85,299
  Recurring income from
      discontinued operations                               393          586
                                                      ----------     --------
  Total recurring income(1)                             $80,020       85,885
                                                      ==========     ========

(1) Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company's pro rata share of net rents, interest income and fees from unconsolidated partnerships. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about its operations and along with net income, is useful in understanding its operating results. Recurring income is not a GAAP financial measure and may not be comparable to similarly titled measures employed by other companies.

                    LNR Property Corporation and Subsidiaries
                            Supplemental Disclosures

EBITDA(1)

                                                             Three Months Ended
                                                                 February 28,
                                                        ------------------------------
    (In thousands)                                         2003             2002
                                                        ------------    --------------
    Continuing operations:
      Earnings                                              $30,286            28,291
      Add back:
      Income tax expense                                     16,670            13,621
      Interest expense                                       23,897            22,618
      Depreciation expense                                    6,310             5,903
      Amortization expense                                    1,465             1,305
                                                        ------------    --------------
      EBITDA from continuing operations                      78,628            71,738
                                                        ------------    --------------
    Discontinued operations:
      Earnings                                                4,507                 9
      Add back:
      Income tax expense                                      2,480                 5
      Interest expense                                          447               436
      Depreciation expense                                       91               136
                                                        ------------    --------------
      EBITDA from discontinued operations                     7,525               586
                                                        ------------    --------------
      EBITDA                                                $86,153            72,324
                                                        ============    ==============

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company considers EBITDA a supplemental measure for making decisions and believes it provides relevant information about its operations and its ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Because of the nature of its business, the Company believes net earnings is the measure of financial performance, calculated in accordance with generally accepted accounting principles, that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities as determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense and amortization expense) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company's financial performance. EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

NET RENTS, EXCLUDING ASSETS SOLD(2)

                                                              Three Months Ended
                                                                 February 28,
                                                        ------------------------------
    (In thousands)                                         2003             2002
                                                        ------------    --------------
    Rental income                                           $31,751            25,153
    Cost of rental operations                                16,099            12,211
                                                        ------------    --------------
      Net rents                                              15,652            12,942
                                                        ------------    --------------
    Less:
    Net rents from assets sold                                  393             2,921
                                                        ------------    --------------
    Net rents, excluding assets sold                        $15,259            10,021
                                                        ============    ==============

(2) Net rents (rental income less cost of rental operations), excluding assets that have been sold from both periods.

                    LNR Property Corporation and Subsidiaries
                            Supplemental Disclosures

NET DEBT TO EQUITY                                                                               Pro forma
  (In thousands, except ratios)                        February 28,         Pro forma          February 28,
                                                           2003           Adjustments(1)           2003
                                                      ----------------    ---------------     ----------------
  Debt                                                   $ 1,538,512            100,788            1,639,300
     Less:
       Cash and cash equivalents                             (10,426)                                (10,426)
                                                      ----------------                        ----------------
       Net debt                                          $ 1,528,086                               1,628,874
                                                      ================                        ================

  Equity                                                 $ 1,112,210            (95,350)           1,016,860
     Fair value adjustment:
       Excess of fair value of assets over
       book value(2)                                         342,748                                 342,748
       Tax effect                                           (121,676)                               (121,676)
                                                      ----------------                        ----------------
                                                             221,072                                 221,072
                                                      ----------------                        ----------------
       Equity (adjusted for fair value of assets)        $ 1,333,282                               1,237,932
                                                      ================                        ================

     Net debt to equity                                       1.37:1x                                 1.60:1x
                                                      ================                        ================
     Net debt to equity (adjusted for fair value
      of assets)                                              1.15:1x                                 1.32:1x
                                                      ================                        ================

(1) Pro forma for the issuance of $235 million of 5.5% convertible senior subordinated notes in March 2003; $95 million of the proceeds was used to repurchase stock and $134 million was used to pay down debt from facilities under which the Company can re-borrow.
(2)  Based on management's internal estimates.

                    LNR Property Corporation and Subsidiaries
                            Supplemental Disclosures

EFFECT OF FAS No. 144

                                               Three Months Ended                          Three Months Ended
(In thousands)                                 February 28, 2003                           February 28, 2002
                                     -----------------------------------------  -----------------------------------------
                                        As        Discontinued       Pre-            As       Discontinued      Pre-
                                     Reported      Operations      FAS 144       Reported      Operations      FAS 144
                                     ---------   --------------   ------------   ----------  --------------   -----------
Revenues and other income
   Rental income                     $ 31,098              653         31,751       24,447             706        25,153
   Equity in earnings of
     unconsolidated
     partnerships                      20,863                -         20,863       11,977               -        11,977
   Interest income                     44,444                -         44,444       45,061               -        45,061
   Gains on sales of:
     Real estate                        7,529            7,132         14,661        7,701               -         7,701
     Investment securities                  -                -              -        1,608               -         1,608
   Management and servicing fees        9,476                -          9,476       10,722               -        10,722
   Other, net                           1,335                -          1,335           92               -            92
                                     --------           ------        -------      -------            ----       -------
     Total revenues and other
       income                         114,745            7,785        122,530      101,608             706       102,314
                                     --------           ------        -------      -------            ----       -------

Costs and expenses
   Cost of rental operations           15,839              260         16,099       12,091             120        12,211
   General and administrative          21,507                -         21,507       18,553               -        18,553
   Depreciation                         6,310               91          6,401        5,903             136         6,039
   Minority interests                     236                -            236          531               -           531
                                     --------           ------        -------      -------            ----       -------
     Total costs and expenses          43,892              351         44,243       37,078             256        37,334
                                     --------           ------        -------      -------            ----       -------

Operating earnings                     70,853            7,434         78,287       64,530             450        64,980
Interest expense                       23,897              447         24,344       22,618             436        23,054
                                     --------           ------        -------      -------            ----       -------
Earnings before income taxes
                                       46,956            6,987         53,943       41,912              14        41,926
Income taxes                           16,670            2,480         19,150       13,621               5        13,626
                                     --------           ------        -------      -------            ----       -------
Earnings from continuing
   operations                          30,286            4,507         34,793       28,291               9        28,300
                                     --------           ------        -------      -------            ----       -------
Discontinued operations
   Earnings from operating
     properties sold or held
     for disposal, net of tax             (94)              94              -            9              (9)            -
   Gains on sales of operating
     properties, net of tax             4,601           (4,601)             -            -               -             -
                                     --------           ------        -------      -------            ----       -------
     Earnings from discontinued
       operations                       4,507           (4,507)             -            9              (9)            -
                                     --------           ------        -------      -------            ----       -------
Net earnings                         $ 34,793                -         34,793       28,300               -        28,300
                                    =========           ======        =======      =======            ====       =======